United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) Of
The Securities Exchange Act of 1934

Date of Report:  January 31, 2011

RICK'S CABARET INTERNATIONAL, INC.
(Exact Name of Registrant As Specified in Its Charter)

Texas	0-26958	76-0037324
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10959 Cutten Road
Houston, Texas 77066
(Address of Principal Executive Offices, Including Zip Code)

(281) 397-6730
(Issuer’s Telephone Number, Including Area Code)

ITEM 8.01	OTHER EVENTS.

As previously reported in our Form 8-K filed on December 15, 2010, on December 13, 2010, our wholly owned subsidiaries, RCI Dining Services (Indiana), Inc. (“RCI Indiana”) and RCI Holdings, Inc. (“RCI Holdings”), entered into a Purchase Agreement with the Gold Club of Indy, LLC (“GCI”), The Estate of Albert Pfeiffer, deceased (the “Seller”) and Lori Pfeifer, personal representative of The Estate of Albert Pfeiffer, deceased, and sole member of the Company (“Pfeiffer”).  On January 31, 2011, the parties entered into a Third Amendment to Purchase Agreement.  GCI owns and operates an adult entertainment cabaret known as “The Gold Club,” located at 3551 Lafayette Road, Indianapolis, Indiana 46222.  GCI also owns the real property where The Gold Club is located.

The Amendment to Purchase Agreement restructures the agreement into an asset purchase agreement.  The original agreement provided for RCI Indiana to purchase 100% of the membership interests of GCI and for RCI Holdings to purchase from GCI the real property where the Gold Club is located.  The amended agreement does not change the economic terms of the original agreement, nor does it materially change its terms and conditions.  The amended agreement provides that (i) RCI Indiana will acquire from GCI all assets which are used for the business of The Gold Club for $825,000 cash and (ii) RCI Holdings will acquire from GCI the real property where The Gold Club is located, including the improvements thereon, for $850,000 cash.  The amended agreement is to close within five days of RCI Indiana possessing all necessary permits, licenses and other authorizations needed to operate the club.  Any party may terminate the agreement if such authorizations are not obtained by May 1, 2011.  The parties additionally entered into an Addendum to Third Amendment to Purchase Agreement which has the same terms and conditions as the original addendum entered into on December 13, 2010.  The Addendum delineates and expands upon certain terms involving the sale of the real property.  The terms and conditions of the Amendment to Purchase Agreement and Addendum to Third Amendment to Purchase Agreement were the result of arm’s length negotiations between the parties.

A copy of the Amendment to Purchase Agreement is attached hereto as Exhibit 10.1.  A copy of the Addendum to Third Amendment to Purchase Agreement is attached hereto as Exhibit 10.2.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Description

10.1	Amendment to Purchase Agreement
10.2	Addendum to Third Amendment to Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RICK'S CABARET INTERNATIONAL, INC.

Date: February 3, 2011	By:	/s/ Eric Langan
Eric Langan
President and Chief Executive Officer